Exhibit (n)(I)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 17, 2012 relating to the balance sheet of CION Investment Corporation as of January 31,2012 in Pre-Effective Amendment No. 2 to the Registration Statement (Fonn N-2 No. 333-178646) and related Prospectus of CION Investment Corporation for the registration of up to 100,000,000 shares of common stock.

/s/ Ernst & Young LLP

New York, New York
April 23, 2012